Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (No. 333-145295) on Form S-8 of TheStreet, Inc. and subsidiaries of our report dated September 7, 2012 relating to our audit of the financial statements of The Deal, LLC as of and for the years ended December 31, 2011 and 2010, included in this Current Report on Form 8-K/A.

/s/ McGladrey LLP
New York, New York
November 19, 2012